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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

HotelView Corporation, a Florida corporation
CareView Corporation, a Florida corporation
Video News Wire Corporation, a Florida corporation
ResortView Corporation, a Florida corporation
AttractionView Corporation, a Florida corporation
MedicalView Corporation, a Florida corporation
InternetChef.com Corporation, a Florida corporation
TheFirstNews.Com, a Florida corporation
Ednet, Inc., a Delaware corporation